Exhibit 99.1

Ovid Therapeutics Reports Business Updates and Third Quarter 2024 Financial Results
•A Phase 1 SAD/MAD study of OV329 is progressing as planned, and based on encouraging human safety data to date, Ovid will engage regulators about adding cohorts to increase potential dosing opportunities for Phase 2 programs

•Regulatory application for a Phase 1 trial of OV350, the first candidate from Ovid's KCC2 direct activator library, is expected to be filed in Q4 2024

•The Company will host a KCC2 Download Day on November 13 to provide updates on Ovid's platform of KCC2 direct activators and their broad therapeutic potential

•Ovid and Graviton are pausing initiation of a Phase 2 study of OV888/GV101 to evaluate emerging insights from two recently completed competitor trials in cerebral cavernous malformations

•Cash and marketable securities of $62.7 million as of September 30, 2024, is expected to support operations and development programs into H2 2026

NEW YORK, November 12, 2024 -- Ovid Therapeutics Inc. (Nasdaq: OVID), a biopharmaceutical company dedicated to developing medicines for brain conditions with significant unmet need, today reported business updates and financial results for the third quarter ended September 30, 2024.
"The biopharmaceutical industry is entering an exciting new era of neurotherapeutics and we are poised to address significant unmet needs in diseases of the central nervous system. Our innovative programs featuring differentiated mechanisms of action, such as GABA-aminotransferase inhibition, KCC2 direct activation, and ROCK2 inhibition, offer powerful approaches to address fundamental biological causes of neurological and neuropsychiatric conditions and symptoms," said Dr. Jeremy Levin, D.Phil., MB BChir., Chair and CEO of Ovid Therapeutics. "With a clear and disciplined capital strategy, we're channeling our resources toward programs that we believe have the greatest potential to deliver meaningful clinical outcomes and pivotal milestones within our financial runway. This includes the proactive decision to pause the initiation of the Phase 2 program in CCM to incorporate fresh insights from recent competitor trials in an effort to strengthen the approach for this community."
General Corporate & Business Updates

•Pipeline strategy & focus: Ovid is advancing its pipeline in a fiscally disciplined and clinically and scientifically rigorous fashion in an effort to achieve its vision of becoming a leader in neurotherapeutics for brain disorders with significant unmet need. Central to the Company's strategy is identifying and developing differentiated mechanisms of action to interdict unaddressed biological targets in the brain that are fundamental to disease pathology. This strategy includes achieving a potential best-in-class next generation GABA aminotransferase inhibitor, translating the direct activation of the potassium chloride co-transporter 2 (KCC2) for a broad range of central nervous system (CNS) conditions and pioneering Rho-associated coiled-coil containing protein kinase 2 (ROCK2) inhibition for neurovascular and neuro-inflammatory conditions.

•Capital allocation and business development strategy: Over the last quarter, Ovid has streamlined its operations, prioritized its pipeline programs and aligned its financial strategy to support the potential achievement of key value-creating clinical milestones. This includes a focus on advancing the development of OV329 and Ovid's library of KCC2 direct activators. Ovid expects its cash runway to support operations and clinical development into H2 2026. During this period, Ovid plans to achieve multiple clinical and regulatory milestones associated with its OV329 and OV350 programs, and to advance undisclosed ROCK2 inhibition programs with its collaborator, Graviton Bioscience. Ovid will continue to explore partnerships and co-development opportunities for select programs to accelerate development and offset costs.

•Strengthened leadership team: In the third quarter of 2024, Ovid strengthened its leadership team in capabilities central to the execution of its corporate strategy and vision. This included the promotion of Meg Alexander to President and Chief Operating Officer and the hiring of Dr. Amanda Banks to serve as Chief Development Officer. Collectively, the executive team will focus on the progression of Ovid's pipeline as well as Ovid's corporate and business development.
OV329
•A next-generation GABA aminotransferase inhibitor: Ovid is developing OV329 as a next-generation GABA-AT inhibitor that seeks to reduce neuronal hyperexcitability with less sedation and without ocular changes that are associated with an older drug in the class, vigabatrin. Ovid's preclinical characterization suggests that OV329 is more potent, delivers synaptic and extrasynaptic inhibition, and has a lasting pharmacodynamic effect with rapid tissue clearance.
•Phase 1: Ovid is executing, as planned, a Phase 1 multiple ascending dose (MAD) study evaluating OV329. Based upon supportive human safety data to date, Ovid plans to explore with regulators adding cohorts to increase dosing opportunities for future Phase 2 programs. Topline data are anticipated in 2025, and Ovid will provide more detailed timelines following discussions with regulators. The Company anticipates sharing results on safety, tolerability, and two biomarkers that may provide a signal for target engagement and clinical effect, using magnetic resonance spectroscopy and transcranial magnetic stimulation, respectively.
◦Ocular safety characterization: To evaluate OV329's safety compared to vigabatrin, a first-generation GABA-AT inhibitor, Ovid has conducted additional animal experiments to evaluate the risk of drug accumulating in the eye and causing retinal cell dysregulation. At the Epilepsy Pipeline Conference in September 2024, Ovid presented results from an animal study demonstrating that OV329 did not accumulate in animal eyes in contrast with vigabatrin. OV329 was present in the brain plasma of mice and then rapidly cleared the tissue and remained undetectable in the retina, eye, and brain. In contrast, vigabatrin was demonstrated to accumulate in the eye, retina and brain, which is consistent with previously published independent research. The full results from this head-to-head study will be presented at the 2024 American Epilepsy Society conference in December.
OV350 and KCC2 library
•Phase 1, first-in-human study for a KCC2 direct activator, OV350: Ovid expects to submit a regulatory application for a Phase 1 trial of OV350 before year end 2024, and to initiate first-in-human studies for this class of molecule in Q1 2025. OV350 is the first of multiple anticipated programs from Ovid's library of KCC2 direct activators. The Phase 1 trial intends to evaluate the safety, tolerability and pharmacokinetic parameters of an IV formulation of OV350 in healthy human volunteers. In preclinical and animal disease models, OV350 has demonstrated anti-psychotic and anticonvulsant effects, indicating it may have broad therapeutic utility.
•KCC2 direct activator library: Ovid is also progressing its KCC2 library, which comprises multiple compounds with different pharmacology and combinations of effects across neurological conditions with high unmet need including neuropsychiatric, neurodevelopmental and neurodegenerative applications. These compounds have unique therapeutic characteristics and are amenable for oral and intramuscular formulations to address clinical indications across the care continuum.

•KCC2 Download Day: Ovid will be hosting a session on November 13, 2024, from 9:30-11:30 AM, Eastern time, focused on the therapeutic potential of its portfolio of KCC2 direct activators, a target fundamental to restoring neuronal homeostasis. Ovid management and recognized thought leaders will present. A live webcast of the presentation can be accessed through the Events and Presentations section of Ovid's website at https://investors.ovidrx.com.
OV888/GV101 & ROCK2 inhibitor programs
•OV888/GV101 Capsule for CCM: Following the recent completion of long-duration competitor trials in CCM, and after discussions with key stakeholders, Ovid and Graviton Bioscience have decided to pause the initiation of the Phase 2 proof-of-concept study of OV888/GV101 capsule in CCM. Ovid and Graviton Bioscience received regulatory clearance to initiate a Phase 2 program in Israel and were in the process of applying for clearance in other regions, but they will take a strategic pause to evaluate clinical design learnings emerging from competitor Phase 2 programs. The companies are confident in the potential therapeutic effects of ROCK2 inhibition for CCM and will seek to optimize future development approaches with the benefit of further insights on study duration, enrichment strategies, endpoints, and time-to-event measurements.
•ROCK2 inhibition programs: Ovid and Graviton continue to pursue additional formulations of OV888/ GV101 for undisclosed cerebral vascular conditions with high unmet need.
Third Quarter 2024 financial results
•Cash, cash equivalents and marketable securities as of September 30, 2024 totaled $62.7 million.
•Revenues from royalty agreements were $173,000 for the third quarter ended September 30, 2024, as compared to $109,000 in the same period in 2023.
•Research and development expenses were $7.9 million for the third quarter ended September 30, 2024, compared to $5.3 million in the same period in 2023. The increase is related to the advancement of Ovid's clinical and preclinical pipeline programs as described above.

•General and administrative expenses were $5.5 million for the third quarter ended September 30, 2024, as compared to $6.8 million for the same period in 2023. The decrease was driven by the previous organizational restructuring and related cost-reduction efforts.
•Total operating expenses were $13.4 million for the third quarter ended September 30, 2024, as compared to $12.1 million for the same period last year.
•Ovid reported a net loss of $14.0 million, or basic and diluted net loss per share attributable to common stockholders of $0.20, for the third quarter of 2024, as compared to a net loss of $11.3 million, or basic and diluted net loss per share attributable to common stockholders of $0.16, for the same period in 2023.
About Ovid Therapeutics
Ovid Therapeutics Inc. is a New York-based biopharmaceutical company dedicated to developing medicines for brain conditions with significant unmet need. The Company is advancing a pipeline of novel, targeted small molecule candidates that modulate the intrinsic and extrinsic factors involved in neuronal hyperexcitability causative of multiple neurological and neuropsychiatric disorders. Ovid is developing: OV329, a next-generation GABA-aminotransferase inhibitor, as a potential therapy for treatment-resistant seizures and other undisclosed indications; OV350, and a library of compounds that directly activate the KCC2 transporter, for multiple CNS disorders; and OV888/GV101, a highly selective ROCK2 inhibitor for undisclosed neurovascular and neuro-inflammatory conditions. For more information about these and other Ovid research programs, please visit www.ovidrx.com.
Forward-Looking Statements
This press release includes certain disclosures by Ovid that contain “forward-looking statements” including, without limitation: statements regarding the expected timing of initiation, completion, and results and data of Ovid’s clinical studies; the potential to add cohorts to the Phase 1 SAD/MAD study of OV329, expected timing of completion of the study and expected timing of data presentation; the expected timing of submission of a regulatory application for a Phase 1 trial of OV350 IV and the expected timing of initiation of the trial; Ovid’s evaluation of the results of two recently completed competitor trials to OV888/GV101 for CCM; Ovid’s ability to achieve expected benefits of cost-savings efforts; Ovid’s expectations regarding the duration of its cash runway and the expectation that it will support Ovid's operations and development programs; the potential use and development of OV329, OV350 and other compounds from Ovid’s library of direct activators of KCC2, and OV888/GV101; the potential therapeutic opportunity of OV329, OV350 and other compounds from Ovid’s library of direct activators of KCC2, and OV888/GV101; Ovid’s potential future business development opportunities; and other statements that are not historical fact. You can identify forward-looking statements because they contain words such as “anticipates,” “believes,” “expects,” “intends,” “may,” “plan,” “potentially,” and “will,” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances). Forward-looking statements are based on Ovid’s current expectations and assumptions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that may differ materially from those contemplated by the forward-looking statements, which are neither statements of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, uncertainties inherent in the preclinical and clinical development and regulatory approval processes, impediments to Ovid’s ability to achieve expected benefits of cost-savings efforts, risks related to Ovid’s ability to achieve its financial objectives, the risk that Ovid may not be able to realize the intended benefits of its technology or its business strategy, or risks related to Ovid’s ability to identify business development targets or strategic partners, to enter into strategic transactions on favorable terms, or to consummate and realize the benefits of any business development transactions.

Additional risks that could cause actual results to differ materially from those in the forward-looking statements are set forth under the caption “Risk Factors” in Ovid’s most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (“SEC”), and in subsequent and future filings Ovid makes with the SEC. Any forward-looking statements contained in this press release speak only as of the date hereof, and Ovid assumes no obligation to update any forward-looking statements contained herein, whether because of any new information, future events, changed circumstances or otherwise, except as otherwise required by law.

Condensed Consolidated Statements of Operations
Unaudited

(in thousands, except share and per share data)	For The Three Months Ended September 30, 2024	For The Three Months Ended September 30, 2023
Revenue:
License and other revenue	$173	$109
Total revenue	173	109
Operating expenses:
Research and development	7,855	5,333
General and administrative	5,544	6,805
Total operating expenses	13,399	12,138
Loss from operations	(13,226)	(12,029)
Other income (expense), net	(780)	776
Loss before provision for income taxes	(14,006)	(11,253)
Provision for income taxes	—	—
Net loss	$(14,006)	$(11,253)
Net loss per share, basic	$(0.20)	$(0.16)
Net loss per share, diluted	$(0.20)	$(0.16)
Weighted-average common shares outstanding, basic	70,975,778	70,618,609
Weighted-average common shares outstanding, diluted	70,975,778	70,618,609
Select Condensed Consolidated Balance Sheet Data
Unaudited

(in thousands)	September 30, 2024	December 31, 2023
Cash, cash equivalents and marketable securities	$62,712	$105,834
Working capital(1)	54,197	98,125
Total assets	102,654	144,027
Total stockholders’ equity	76,290	87,797
(1)Working capital defined as current assets less current liabilities

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Garret Bonney
IR@ovidrx.com
Media
Raquel Cabo
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